EXHIBIT 10.53

AMENDMENT TO THE
RESOLUTE FOREST PRODUCTS EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT
This Amendment, effective [insert date], 2018 to the Performance Stock Unit Agreements (the “Agreements”) dated as of November 9, 2015, November 14, 2016 and November 13, 2017 is made between Resolute Forest Products Inc., a Delaware corporation (the “Company”) and [Participant Name]. This Amendment is included in and made part of the respective Agreements.
1.    Sections 2(c) and (d) of the Agreements are hereby restated in their entirety to read as follows:
(c)    Settlement. The obligation to make payments and distributions with respect to PSUs shall only be satisfied through the issuance of one share of Stock for each earned and vested PSU (the “settlement”) and the settlement of the PSUs may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Subject to Sections 2(d) and 4(c), the Company undertakes and agrees not to exercise its right under the Plan to settle the PSUs in any other means other than shares of Stock. PSUs shall be settled a soon as practicable after the Vesting Date. However, in the event (i) the Participant dies on or after the Date of Grant and before the Performance Period, the PSUs shall be settled no later than March 15 of the calendar year following the end of the first calendar year of the Performance Period, and (ii) the Participant dies during the Performance Period, the PSUs shall be settled no later than March 15 of the calendar year following the calendar year in which the Participant dies. For purposes of this Agreement, the date on which PSUs are settled pursuant to the preceding sentence shall be a “Settlement Date.”
(d)    Dividend Equivalents and Voting Rights. Participant will from time to time be credited with additional PSUs (including a fractional PSU), the number of which will be determined by dividing:
(i)    The product obtained by multiplying the amount of each dividend (including extraordinary dividend if so determined by the Company) declared and paid by the Company on the Stock on a per share basis during the Vesting Period by the number of PSUs recorded in the Participant’s account on the record date for payment of any such dividend, by
(ii)    The Fair Market Value (as defined in the Plan) of one (1) share of Stock on the dividend payment date for such dividend.
Subject to continued employment with the Company or any Affiliate or Subsidiary or as otherwise provided in Section 3, the additional PSUs shall vest and be settled at the same time and in the same proportion as the Initial Grant. The additional PSUs shall only be settled in cash and the Company undertakes and agrees not to exercise its right under the Plan to settle the additional PSUs in shares of Stock. No additional PSUs shall be accrued for the benefit of Participant with respect to record dates occurring before, or with respect to record dates occurring on or after, the date, if any, on which Participant has forfeited the PSUs. Participant shall not be a shareholder of record with respect to the PSUs and shall have no voting rights with respect to the PSUs.

2.    This Amendment has no effect on the other terms of the Agreements and the Agreements shall otherwise continue in effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer this _____ day of ________, 2019.
RESOLUTE FOREST PRODUCTS INC.

By: __________________________________

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